EXHIBIT 10.1

Execution Copy

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of April, 2017 (“Agreement Date”), by and between Kevin S. Kim, an individual residing in La Canada, California ( “Executive”), on the one hand, and Hope Bancorp, Inc., a Delaware corporation (“Parent”) and Bank of Hope, a California state chartered bank (the “Bank”) (with the Parent and Bank being collectively referred to herein as the “Company”), on the other hand.
WHEREAS, Executive is serving as the Chief Executive Officer and President of the Parent and the Bank pursuant to that certain Amended and Restated Employment Agreement dated July 11, 2014 (“Original Employment Agreement”);
WHEREAS, the Company wishes to continue the employment of Executive as its Chief Executive Officer and President, and Executive wishes to continue his employment as the Chief Executive Officer and President of the Company, under the terms and conditions set forth in this Agreement;
WHEREAS, this Agreement is intended to amend, restate and replace in its entirety the Original Employment Agreement;
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend, restate and replace the Original Agreement in its entirety as follows:
Section 1.    Employment. The Parent and the Bank each hereby employ Executive, and Executive hereby accepts such employment, under the terms and conditions set forth herein.
Section 2.    Titles, Positions, Duties and Responsibilities. Executive shall be employed as the Chief Executive Officer and President of the Parent, and as the Chief Executive Officer and President of the Bank, and his powers and duties shall be consistent with such offices and positions. As Chief Executive Officer of the Company, Executive shall supervise, control and be responsible for all aspects of the business and affairs of each of the Parent and the Bank, together with their respective additional subsidiaries.
Section 3.    Reporting Responsibilities. Executive shall report to the Board of Directors of the Parent (“Parent Board”) with respect to his duties and responsibilities as Chief Executive Officer and President of the Parent and shall report to the Board of Directors of the Bank (“Bank Board”) with respect to his duties and responsibilities as Chief Executive Officer and President of the Bank.

Section 4.    Time Devoted. Executive shall devote substantially all of his productive time, ability and attention to, and shall diligently and conscientiously use his best efforts to further, the Company’s business, and shall not perform such services for any person other than the Company. Allocation of Executive’s time among his duties to and office with the Parent and the Bank, respectively, will be within Executive’s sole discretion, except as otherwise specifically directed by the Parent Board from time to time. Notwithstanding the foregoing provisions of this Section 4, Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar activities, to the extent that such other activities do not inhibit or prohibit the performance of Executive’s duties under this Agreement, or conflict in any material way with the business or interests of the Company; provided, however, that Executive shall not serve on the board of directors of any business, or hold any other position with any other for profit business, without the prior written consent of the Parent Board.
Section 5.    Place of Service. Subject to the need for business travel from time to time, Executive will be based at the principal executive offices of the Parent located in the greater Los Angeles metropolitan area.

Section 6.    Board Service. Executive is currently serving as a member of the Parent Board and the Bank Board. The Company will use all reasonable efforts to cause Executive to be nominated for re-election each time Executive’s term as a director expires to the Parent Board, while Executive is employed by the Parent, and to the Bank Board, while Executive is employed by the Bank. Executive agrees to serve as a member of the Parent Board and the Bank Board, as well as a member of any committee(s) of the Parent Board and Bank Board to which Executive may be elected or appointed, without additional compensation or directors’ fees. Neither the modification of this Agreement (including its termination) nor the termination of Executive’s employment will adversely impact the term of Executive’s seats on the Boards.
Section 7.    Term; At-Will Employment.
Section 7.01. Term. Subject to the provisions for termination set forth in this Agreement, and notwithstanding the Agreement Date, the initial term of employment under this Agreement shall begin effective as of and on April 1, 2017 (“Commencement Date”) and, unless sooner terminated pursuant to this Agreement, shall end on March 31, 2022 (the “Initial Term”). Unless a Non-Renewal Notice (as defined below) is given prior to the end of the Initial Term, as herein provided, or Executive’s employment is earlier terminated in accordance with the terms hereof, at the end of the Initial Term and each anniversary thereof, the period of Executive’s employment under this Agreement shall be automatically extended for an additional twelve (12) - month period (each a “Renewal Term”); provided, however that the Term shall not be so extended beyond March 31, 2024. The Company or Executive may elect to terminate the automatic extension of the Initial Term or the automatic extension of a Renewal Term by giving written notice of such election not less than sixty (60) days prior to the end of the Initial Term or the then current Renewal Term, as applicable (a “Non-Renewal Notice”). The date on which the term of Executive’s employment under this Agreement expires or is terminated pursuant to the provisions of this Agreement (whether by Non-Renewal or otherwise) shall be referred to herein as the “Termination Date.” The capitalized word “Term” as used herein shall mean the period beginning on the Commencement Date and ending on the Termination Date.
Section 7.02. At Will Employment. Notwithstanding anything to the contrary which may be contained in this Agreement, Executive’s employment hereunder is at will, which means that (a) the Company has the right to terminate Executive’s employment hereunder at any time, with or without Cause or reason, or for no reason at all, pursuant to Section 12.04 of this Agreement, and (b) the Company acknowledges that Executive has the right to terminate Executive’s employment hereunder at any time, with or without Cause or reason, or for no reason at all, effective upon at least ninety (90) days prior written notice to the Company, pursuant to Section 12.06 of this Agreement.
Section 8.    Cash Compensation.
Section 8.01. Annual Base Salary. In consideration of the services rendered by Executive under this Agreement, the Company shall pay Executive an aggregate annual base salary (the “Annual Base Salary”) at the initial rate of $840,000 per calendar year, beginning as of the Commencement Date. The Annual Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives. The Parent Board will review at least annually the Annual Base Salary payable to Executive and may, in its sole discretion, adjust Executive’s rate of compensation. Any such adjustment in Annual Base Salary shall be and become the “Annual Base Salary” for purposes of this Agreement from and after the effective date of such adjustment.
Section 8.02. Annual Bonus. Each fiscal year during the Term, Executive shall be eligible to earn an annual bonus (“Annual Bonus”), with an annual target bonus opportunity equal to at least seventy-five percent (75%) of Executive’s Annual Base Salary in effect when the Annual Bonus terms for the year are approved. The actual Annual Bonus earned may be greater or less than the target Annual Bonus opportunity, depending on the level of achievement of applicable goals. The Annual Bonus may be based on individual and/or Company-related performance objectives, each of which shall be determined in good faith by the Human Resources and Compensation Committee of the Parent Board (the “Committee”). Except as otherwise provided in Section 13.01(b), Executive must remain employed through the last day of the fiscal year to which the Annual Bonus relates, and must have received at least an “Acceptable” overall rating in his Chief Executive Officer evaluation for that year, to earn and be entitled to payment of any Annual Bonus for that year. Each Annual Bonus shall be paid in the year (not later than March 15th of the year) following the fiscal year to which the bonus relates.
Section 8.03. Payment. All cash compensation (including, without limitation, Annual Base Salary and Annual Bonuses) payable to Executive under this Agreement shall be paid in accordance with all relevant Company policies and directives, rules and regulations, and accounting policies then in effect from time to time and shall be subject to all applicable employment and withholding taxes. Executive shall be responsible for any taxes resulting from a determination that any portion of any benefits supplied to him under this Agreement may be reimbursing personal, as well as business expenses.

Section 9.     Equity Incentive Awards. Each fiscal year during the Term, Executive shall be granted equity-based incentive awards (the “Equity Awards”) under the BBCN Bancorp, Inc. 2016 Incentive Compensation Plan (as may be amended from time to time, or a successor plan) with an aggregate grant date fair value equal to at least one-hundred and twenty-five percent (125%) of Executive’s Annual Base Salary in effect when the awards are granted. Subject to the foregoing, the form and terms of the Equity Awards will be determined by the Committee and may contain service-based and/or performance-based vesting conditions, which shall be determined in good faith by the Committee.
Section 10.     Long-Term Incentive Plan. It is acknowledged that the Company adopted and implemented the 2008 Long-Term Incentive Plan (“LTIP”) for Executive. The Company, at its discretion, may adopt and implement a supplemental executive retirement plan (“SERP”) during the Term for Executive.
Section 11.    Benefits. Except as otherwise provided in this Agreement, in addition to the compensation, equity incentive awards and, if adopted, SERP described in Sections 8, 9 and 10 of this Agreement, during the Term Executive shall be entitled to the following additional benefits:
Section 11.01. Paid Vacation. Executive shall be entitled to four (4) weeks paid vacation per calendar year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder, as determined within Executive’s discretion. All unused vacation at the end of each calendar year shall accrue; provided, however, that the maximum amount of unused vacation that can be accrued shall be six (6) weeks.
Section 11.02. Welfare Benefit Plans. During the Term, Executive and Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to similarly-situated executives of the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company, as long as they are kept in force by the Company and provided that Executive meets the eligibility requirements of the respective welfare benefit plans; provided, however, that Executive shall not be eligible to participate in any severance plan or policy during the Term. Nothing contained herein shall limit the right of the Company, in its sole and absolute discretion, to modify, amend or discontinue any of the welfare benefit plans.
Section 11.03. Automobile Benefit. Throughout the Term, Executive shall be entitled to the exclusive use of a company car of such type and quality as Company deems reasonable for Executive’s position. Company shall replace such company car from time to time with new vehicles, such that the company car provided to Executive shall not be older than 3 (three) years. All expenses of maintenance, operation, insurance and other like expenses shall be paid by Company or reimbursed by Company to Executive.
Section 11.04. Reimbursement of Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive in connection with the business affairs of the Company and the performance of Executive’s duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to compliance with such limitations and reporting requirements with respect to such expenses as the Company may establish from time to time. All reimbursements shall be made by the Company in the ordinary course of business after Executive presents the proper receipts and other proof of expenditure to the Company; provided that, in any event, all reimbursements shall be made by the Company not later than fifteen (15) days after the submission of all required documentation to the Company.
Section 11.05. Club Memberships.
(a)Executive is a member of the California Club (the “Social Club”) and a member of the Wilshire Country Club (the “Country Club”). The Social Club membership and the Country Club membership are in the name of Executive.

(b)During the Term, the Company shall reimburse Executive for the monthly membership fees and monthly dues for the Social Club and the Country Club. In addition, during the Term the Company shall reimburse Executive for all reasonable Company business related expenses incurred at the Social Club and the Country Club, under the provisions of Section 11.04 of this Agreement.
Section 11.06. Other Benefit Plans. During the Term, Executive shall be entitled to participate in all incentive, savings, retirement and pension plans, practices, policies and programs applicable generally to other executives of the Company as determined by the Parent Board and the Bank Board, from time to time, as long as they are kept in force by the Company and provided that Executive meets the eligibility requirements of the respective benefit plans. Nothing contained herein shall limit the right of the Company, in its sole and absolute discretion, to modify, amend or discontinue any of the benefit plans.

Section 12.     Termination. Executive’s employment shall terminate at the end of the Term or earlier as follows:
Section 12.01. Death. Executive’s employment shall automatically terminate upon the death of Executive and all rights of Executive and Executive’s heirs, executors and administrators to compensation and other benefits shall cease, except (i) to the extent that any dependents are enrolled in benefit plans that have continuing application or renewability, and (ii) with respect to “Accrued Benefits” (as this term is defined in Section 13.01(b)).
Section 12.02. Permanent Disability. In the event Executive is determined to be “Disabled,” the Company shall have the right, to the extent permitted by applicable law, to terminate Executive’s employment by giving Executive thirty (30) days advance written notice. For purposes of this Agreement, “Disabled” or “Disability” shall mean the absence of Executive from Executive’s duties and responsibilities with the Company, or the failure of Executive to perform a material portion of Executive’s duties and responsibilities hereunder, on a full-time basis for more than sixty (60) consecutive days or more than one hundred and twenty (120) days in any given 365-day period, as a result of incapacity due to mental or physical illness (from any cause whatsoever) which, in the written opinion of a physician selected by the Company or its insurers, renders Executive unable to perform or incapable of performing a material portion of Executive’s duties and responsibilities hereunder, after giving effect to the Company providing Executive with reasonable accommodations for such “Disability”. If, however, Executive or Executive’s legal representative disputes the written opinion of such physician, then Executive shall be entitled to obtain a second opinion from a physician of Executive’s choice. Should the two physicians disagree, the matter will be submitted to a third physician, mutually chosen by the parties or, if they cannot agree, by the first and second physician, whose opinion shall control and constitute the determination of “Disability”. No termination shall occur until there is a final unobjected determination of Disability.
Section 12.03. By the Company For Cause. The employment of Executive may be terminated by the Company for Cause (as defined below) at any time by giving written notice to Executive, which written notice shall specify in reasonable detail the nature of the facts and circumstances that the Company believes gives rise to the basis for the “Cause” termination. For purposes hereof, the term “Cause” shall mean the occurrence of any one or more of the following:
(a)Executive shall have been indicted for, or convicted of, or shall have pleaded guilty or nolo contendere to, any felony, or any crime (other than a felony) that involves fraud or other moral turpitude;
(b)Executive shall have failed, neglected or refused, either due to willful action or inaction or as a result of gross neglect, to substantially, materially and properly perform Executive’s duties and responsibilities to the Company under this Agreement (other than as a result of Disability) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to Executive by the Parent Board or Bank Board, or a representative thereof, as applicable, which notice specifies in reasonable detail the manner in which the Company believes Executive has not substantially performed his duties and responsibilities and the manner in which a cure may be effected. If in the good faith determination of the applicable Board, such failure, neglect or refusal is not capable of being cured, then no such 30-day notice is required to be given;
(c)Executive shall have failed, neglected or refused, either due to willful action or inaction or as a result of gross neglect, to carry out, to the extent of his reasonable control, the reasonable and lawful instructions of the Parent Board or the Bank Board (other than as a result of Disability), which instructions are consistent with Executive's position as Chief Executive Officer and President and Executive’s duties and responsibilities under this Agreement, which failure, neglect or refusal shall not have been corrected or suitably supported by Executive within thirty (30) business days following written notice from the Parent Board or Bank Board, or a representative thereof, as applicable, of such failure, neglect or refusal;
(d)Executive shall have materially breached any provision of Section 14 or Section 15 of this Agreement;
(e)Executive shall have committed, or participated in or authorized, any fraud, embezzlement, misappropriation of funds or other assets, material misrepresentation (including, without limitation, any material representation of the information contained in Executive’s resume or application for employment), breach of fiduciary duty or other act of dishonesty, in either case against or otherwise involving the Company or its businesses and assets;
(f)Executive shall have engaged in any conduct resulting in a substantial loss or harm to the Company or substantial damage or harm to the reputation of the Company, unless the conduct in question was undertaken in good faith on an informed basis, with due care and with a rational business purpose, and based upon the honest belief that such conduct was in the best interest of the Company;
(g)Provided that counsel to the Company or any lawfully convened Board did not advise or instruct Executive that it was lawful to agree to or participate in the conduct that is the subject of any such action, Executive shall have been found liable in any SEC or other civil or criminal securities law action or received or entered into any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

(h)Executive (i) obstructs or impedes, (ii) endeavors to influence, obstruct or impede, or (iii) fails to materially cooperate with, any investigation authorized by the Parent Board or the Bank Board, or (unless the Parent Board otherwise directs) any governmental or self-regulatory entity (an “Investigation”); provided, however, that Executive’s failure to waive the attorney-client privilege relating to communications with Executive’s own attorney or with Company counsel in connection with an Investigation shall not constitute “Cause” hereunder;
(i)Executive removes, conceals, destroys, purposely withholds, alters or by any other means falsifies any material that is requested in connection with an Investigation;
(j)Executive is disqualified, barred, ordered or otherwise required by any governmental or self-regulatory authority from serving as an officer or director of the Company or Executive loses any governmental or self-regulatory license that is reasonably necessary for Executive to perform Executive’s duties and responsibilities to the Company under this Agreement, if the disqualification, bar or loss continues for more than thirty (30) days. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if such employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible); or
(k)Executive violates the Company’s (i) workplace violence policy or (ii) policies on discrimination, unlawful harassment or substance abuse, provided that such violation is determined by a competent and thorough internal investigation of the Company, the written findings of which are presented to Executive or, upon the disagreement by Executive with the results of the determination arising from such investigation, the final and non-appealable order of a court of competent jurisdiction that rules on the alleged violation.
For purposes of this definition of “Cause”, no act or omission by Executive will be “willful” unless it is made by Executive in bad faith or without a reasonable belief that Executive’s act or omission was in the best interests of the Company.
Section 12.04. By the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, or without any other cause or reason, or for no reason at all, effective thirty (30) days following the receipt by Executive of written notice of such termination from the Company.
Section 12.05. By Executive for Good Reason.
(a)    Executive may terminate Executive’s employment for Good Reason as set forth in this Section 12.05(c) following the occurrence of a Good Reason event. Such notice must provide a reasonably detailed explanation of the Good Reason. For this purpose, the term “Good Reason” shall mean: (i) any reduction in Annual Base Salary (ii) any material reduction or lessening in scope of Executive’s authority, duties or responsibilities as initially or customarily afforded to the positions held by Executive, orally, in writing or by custom and practice; (iii) the relocation by the Company of Executive's primary place of employment with the Company to a location outside of the Los Angeles metropolitan area; (iv) any requirement that Executive report to another officer or employee instead of reporting directly to the Parent Board and the Bank Board; or (v) any other action or inaction that constitutes a material breach or material abuse of discretion by the Company of its duties and obligations under this Agreement.
(a)The events described in Section 12.05(a)(i) through (v) above shall constitute Good Reason only if: (i) Executive gives the Company written notice of Executive’s intention to terminate for Good Reason, which written notice shall specify in reasonable detail the nature of the events, facts and circumstances giving rise to such Good Reason, within thirty (30) days following the later of the occurrence of such events, facts or circumstances or Executive’s first awareness of such events, facts or circumstances; and (ii) the Company fails to cure such events, facts or circumstances so as to remove such Good Reason within thirty (30) days after receipt of such written notice from Executive.
(b)Executive may terminate Executive’s employment for the Good Reason specified in the written notice referred to in Section 12.05(b)(i) above, if (i) the Company has failed to cure such events, facts or circumstances so as to remove such Good Reason within the 30-day cure period referred to in Section 12.05(b)(ii) above and (ii) Executive gives the Company written notice of such termination (and terminates employment) within thirty (30) days after the expiration of the 30-day cure period referred to in Section 12.05(b)(ii) above.
Section 12.06. By Executive Voluntarily. Executive may terminate Executive’s employment at any time without Good Reason or without any other cause or reason, or for no reason at all, effective upon at least ninety (90) days prior written notice to the Company.

Section 13.     Termination Payments, Benefits and Obligations
Section 13.01. Voluntary Termination by Executive without Good Reason, Termination By Company For Cause, Termination Upon Disability or Death.
(a)Upon any termination of Executive’s employment either (i) voluntarily by Executive without Good Reason as provided in Section 12.06 or otherwise, (ii) by the Company for Cause as provided in Section 12.03, (iii) due to the Disability of Executive as provided in Section 12.02, or (iv) as a result of Executive’s death pursuant to Section 12.01, all payments, salary and other benefits hereunder shall cease at the effective date of such termination.
(b)Notwithstanding the foregoing, Executive shall be entitled to receive from the Company (i) all salary earned or accrued and unpaid through the date Executive’s employment is terminated, (ii) all Annual Bonuses earned for calendar years completed prior to the effective date of Executive’s termination to the extent unpaid, (iii) so long as Executive’s employment hereunder has not been terminated by the Company for Cause and has not been terminated by the Executive without Good Reason, a pro-rata portion of the Annual Bonus for the portion of the year completed up to the Termination Date, which prorated portion will be based on actual performance through the entire year (calculated as if Executive had remained employed) and will be paid at the same time it would have been paid had Executive remained employed, (iv) reimbursement for any and all monies advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through the date Executive’s employment is terminated, and (v) all other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including, but not limited to, any earned and accrued, but unused vacation pay (the foregoing subsections (i)-(v) collectively, “Accrued Benefits”), except that Accrued Benefits shall not include any entitlement to severance under any Company severance plan or policy.
Section 13.02. Termination by the Company without Cause or by Executive with Good Reason Before a Change in Control. If Executive’s employment is terminated by the Company without Cause (and not due to Executive’s Disability), or by Executive with Good Reason, and such termination is not covered by Section 13.03 below, then Executive shall be entitled to receive the following amounts and benefits, as Executive’s exclusive right and remedy in respect of such termination:
(a)Executive’s Accrued Benefits;
(b)Severance pay (referred to herein as “Severance”) equal to one and one-half (1½) times Executive’s then current Annual Base Salary, payable in a lump-sum within thirty (30) days after the Termination Date;
(c)All of Executive’s outstanding equity-based awards that are unvested as of the effective date of such termination of employment referred to in this Section 13.02, shall automatically become fully vested as of the date of such termination of employment; provided, however, that, to the extent an Award, not including stock options or stock appreciation rights, is intended to qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m), such award shall remain subject to applicable performance conditions and will vest only to the extent the performance conditions of the Award or portions thereof are satisfied; and
(d)If Company has adopted a SERP for Executive, all amounts and other benefits to be provided to Executive under the SERP that (i) have been accrued as of the date immediately preceding the effective date of such termination of employment, (ii) are subject only to time-based vesting requirements as of the day immediately preceding the effective date of such termination of employment, and (iii) are unvested as of the day immediately preceding the effective date of such termination of employment referred to in this Section 13.02, shall automatically become fully vested as of the date of such termination of employment.
(e)Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.
Section 13.03. Termination by the Company without Cause or by Executive with Good Reason After a Change in Control. If Executive’s employment is terminated by the Company without Cause (and not due to Executive’s Disability), or by Executive with Good Reason, after a “Change in Control” (as defined in Exhibit B annexed to this Agreement) and prior to the first anniversary of such Change in Control, then Executive shall be entitled to receive the amounts and benefits set forth in Section 13.02, except that the Severance amount shall be equal to two and one-half (2½) times Executive’s then current Annual Base Salary.
Section 13.04. Termination by Non-Renewal Notice. If Executive’s employment is terminated by the Company or by Executive pursuant to a Non-Renewal Notice, then Executive shall be entitled to receive the Accrued Benefits, as Executive’s exclusive right and remedy in respect of such termination.

Section 13.05. Release Agreement. All payments under this Section 13 (other than Accrued Benefits) are conditioned on Executive executing a Release Agreement in the form attached hereto as Exhibit A (the “Release Agreement”) (which Release Agreement may be updated by the Company from time to time but only to reflect changes in applicable law from and after the date of this Agreement) within twenty one (21) days following the Termination Date (or forty-five (45) days following the Termination Date if Executive’s termination is part of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii)), and not revoking any of his obligations under the Release Agreement within any applicable revocation period (the “Release Expiration Date”). For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, in the event (i) the Release Agreement is not executed by Executive within twenty-one (21) or forty-five (45) days of the Termination Date, as the case may be, or (ii) is executed by Executive within such applicable period but is revoked within any applicable revocation period, Executive shall forfeit the right to any payments and benefits under this Section 13 (other than Accrued Benefits and benefits already vested as of the Termination Date), including, without limitation, Severance. In any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release Agreement and are treated as “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 19.03) shall be made in the later taxable year.
Section 13.06. Offset. The Company shall be entitled to set off against the Severance payable to Executive under this Section 13 of this Agreement any undisputed amounts owed to the Company by Executive; provided, however, that in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 19.03) be subject to offset by any other amount unless otherwise permitted by Section 409A. Any of the disputed amounts must be pursued under the provisions of Section 19.10 herein and may not be unilaterally charged by the Company against any Severance otherwise due.
Section 13.07. Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which Executive (or Executive’s estate or beneficiary) is entitled shall be payable in cash or requested wire transfer on the earlier of the date required for such payment under applicable law or within thirty (30) days following termination of Executive’s employment, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program.
Section 13.08. No Other Benefits. Except as specifically provided in this Section 13, Executive shall not be entitled to any other compensation, severance or other employment benefits from the Company or any of its subsidiaries or affiliates upon the termination of Executive’s employment.
Section 13.09. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision, including, without limitation, the obligations of Executive under Sections 14 and 15 hereof and the obligations of the Company under Section 13 hereof. The obligation of the Company to make payments to or on behalf of Executive under Section 13 hereof is expressly conditioned upon Executive’s continued full performance of his obligations under Sections 14 and 15 hereof.
Section 13.10. Public Statement of Termination. In the event Executive’s employment terminates for any reason, the Company and Executive, or their respective representatives, shall negotiate in good faith in an effort to mutually agree upon a public statement pertaining to Executive’s termination of employment, and the terms of said statement shall not be subject to subsequent modification by either party unless required by law; provided, however, that in the event the Company and Executive are unable in good faith to agree on such a statement, the Company may make public statements as are necessary to comply with applicable law.
Section 13.11. Golden Parachute Limitation. Any compensation and benefits payable or provided (or to be paid or provided) to Executive under this Agreement or any other agreement, plan or arrangement, including, without limitation, the compensation and benefits set forth in Section 13 of this Agreement will be reduced as provided below to avoid the penalties imposed on “Parachute Payments” (as defined in Section 13.11(a) below) under the Internal Revenue Code of 1986, as amended.
(a)If the present value of all Executive’s Severance and other payments and benefits provided under this Agreement or any other agreement, plan or arrangement is high enough to cause any such payment or benefit to be a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended) (a “Parachute Payment”), then one or more of such payments and benefits will be reduced by the minimum amount required to prevent any such payments and benefits from being a Parachute Payment.
(b)If a reduction in the payments or benefits is necessary and none of the payments or benefits constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 19.03), then the reduction shall occur in the manner Executive elects in writing. If any such payments or benefits constitute “nonqualified deferred compensation” within the meaning of Section 409A (as defined in Section 19.03) or if Executive fails to elect an order, then the payments and/or benefits to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved.
(c)The determination of whether the present value of all of Executive’s Severance and other payments and benefits provided by the Company under this Agreement is high enough to cause any such payment to be a Parachute Payment, and the amount of the reduction (and, if applicable, the ordering of such reduction pursuant to the second sentence of Section 13.10(b)) necessary to prevent the Severance and other payments and benefits under this Agreement from being such a Parachute Payment, shall be made by an accounting firm selected by the Parent Board prior to the applicable Change in Control and shall be binding and conclusive on Executive.
Section 13.12 Resignation from Positions. As of the Termination Date, Executive shall resign from all positions held with the Company (including as an officer, trustee, general partner or in any other capacity in which he is serving with any entity at the request of the Company or by reason of his service for the Company) other than his director positions on the Parent Board and the Bank Board.
Section 13.13 Post-Termination Cooperation. From and after the Termination Date, Executive agrees to cooperate fully with the Company in connection with any existing or future investigations, claims, litigation, audits or similar actions involving the Company or its affiliates, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. The Company shall pay all reasonable, documented travel and other expenses incurred by Executive in connection with providing his cooperation if the expenses and costs are approved in advance in writing by the Company. Executive also agrees to respond to requests from the Company and its counsel for information needed to prepare such operational, financial and other reports, filings and documents that relate to the time period during which Executive provided services to the Company or to the termination of his services.
Section 14.     Confidential and Proprietary Information; Non-Disclosure of Third Party Information.
(a)As a condition of Executive’s employment, Executive will hold all the Company’s confidential and proprietary information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any proprietary or confidential information, except as is necessary to carry out his assigned responsibilities as a Company employee. “Confidential” and “Proprietary” Information shall have the meaning described in the Company’s Code of Ethics and Business Conduct, and shall include, but is not limited to, all information related to any aspect of the business of the Company that is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Such information includes promotional methods, marketing plans, and trade secrets, lists of customer names and information or personnel lists of suppliers, business plans, business opportunities, or financial statements to the extent not publicly available.
(b)Executive represents, warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including, but not limited, to any proprietary information or trade secrets of any former employer, if any. Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.
(c)Notwithstanding anything to the contrary in this Agreement, Executive understands that nothing in this Agreement, including this Section 14, is intended to prohibit Executive, and Executive is not prohibited, from reporting possible violations of law to, filing charges with, or making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify the Company that he has engaged in any such communications or made any such reports or disclosures. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, notwithstanding anything to the contrary in this Agreement, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
Section 15.     Non-Solicitation of Employees. During the period commencing on the Agreement Date and ending on the first (1st) anniversary of the Termination Date, Executive shall not, except on behalf of the Company, directly or indirectly, either alone or with others, solicit or encourage others to solicit any (i) current employee of the Company or (ii) employee of the Company whose employment with the Company or its affiliates was or is terminated coincident with, or within six (6) months prior to or after, the Termination Date, in each case for the purpose of being employed by, or otherwise provide services to, Executive or any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative, employee or otherwise, or for the purpose of inducing such employee to leave the employ of the Company.
Section 16.    Remedies. It is specifically understood and agreed that any breach of the provisions of Sections 14 or 15 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and, except for the rights under Section 19.10(c) herein, without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company from any other remedy.
Section 17.    Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the fullest extent permitted by law. The parties further agree that, if the court is unwilling to reduce the duration or edit the scope of such provision, and elects to simply negate or excise it, the Agreement in its modified state shall continue to be valid and enforceable as between the parties so long as the negated or excised portion is not a material part or a material provision of this Agreement.
Section 18.    Notices. All notices required or permitted to be given under this Agreement, to be effective, shall be in writing and shall be delivered by hand (deemed accepted on delivery), sent by overnight courier (deemed accepted on the day following the date evidenced by the carrier of delivery to it) or mailed by certified mail (deemed accepted five (5) days following the date reflected on the certificate of mailing), in each case, postage and fees prepaid, as follows:

If to the Company or the Bank, then to:
Hope Bancorp, Inc.
3200 Wilshire Blvd., Suite 1700
Los Angeles, CA 90010
Attention: Legal Department
with copies (which shall not constitute notice) to:
Morrison & Foerster LLP
707 Wilshire Boulevard, Suite 6000
Los Angeles, California 90017
Attention: Henry M. Fields

If to Executive:
595 Meadow Grove Street
La Canada Flintridge, California 91011, or
to his last address set forth on the payroll records of the Company.
With copies (which shall not constitute notice) to:
Blank Rome, LLP
2029 Century Park East
Sixth Floor
Los Angeles, California 90067
Attention: Jeffrey R. Richter
or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 18.
Section 19.    Miscellaneous.
Section 19.01. Amendment. This Agreement may not be amended or revised except by a writing signed by the parties.
Section 19.02. Assignment and Transfer. The obligations of Executive may not be delegated and Executive may not, without the Company’s prior written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean (with respect to the Company) any other corporation or other business entity that, by merger, consolidation, stock purchase, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by the Company of its respective rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement. Nothing in this Section 19.02 shall obviate the provisions of Exhibit B regarding Change in Control.
Section 19.03. Section 409A.
(a)To the maximum extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Severance and other payments and benefits payable to Executive under this Agreement are intended to be exempt from Section 409A in reliance on the “separation pay exception” under Section 1.409A-1(b)(9)(iii) of the Department of Treasury final regulations and/or the “short-term deferral exception” under Section 1.409A-1(b)(4) of the Department of Treasury final regulations. To the extent any provision of this Agreement is ambiguous as to its compliance with Section 409A (or an exemption therefrom), such provision will be read in such a manner so that all payments hereunder comply with Section 409A (or an exemption therefrom). The parties hereto acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event shall the Company or an affiliate be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A or damages for failing to comply with Section 409A. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any Severance payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(c)If any payment, compensation or other benefit provided to Executive in connection with Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i), then no portion of such “nonqualified deferred compensation” shall be paid before the earlier of (i) the first regularly scheduled payroll date following the sixth (6th) month after the Termination Date or (ii) the first regularly scheduled payroll date following Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the Termination Date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, if applicable, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion. It is specifically agreed that the amounts payable under Section 13.02(b) and 13.03(b) are exempt from Section 409A under the “separation pay exception” under Section 1.409A-1(b)(9)(iii) and/or the “short-term deferral exception” under Section 1.409A-1(b)(4) of the Department of Treasury final regulations and, therefore, are not subject to the six month delay requirement of this Subsection (c).
(d)All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year of Executive following the taxable year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code of 1986, as amended, solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(e)For purposes of Section 409A, Executive’s right to receive any installment payments, if any, pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(f)Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
Section 19.04. Recoupment Policy. Executive hereby understands and agrees that Executive is subject to the Company’s recoupment policy. Under the policy applicable to the Company’s senior executives as of the Agreement Date, subject to the discretion and approval of the Parent Board and the Bank Board, as applicable, the Company may, to the extent permitted by governing law, require reimbursement or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to Executive where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement, (b) the Parent Board and the Bank Board, as applicable, determines that Executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to Executive based upon the restated financial results. In each instance, the Company may seek to recover Executive’s entire annual bonus payment and gain from such incentive or stock-based compensation received by Executive within the relevant period, plus a reasonable rate of interest.
Section 19.05. Compliance with Safety and Soundness Standards. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of Executive to Executive be in excess of that considered by the Federal Deposit Insurance Corporation, Federal Reserve Board, or the California Commissioner of Financial Institutions to be safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance. Any payments made to Executive, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
Section 19.06. Waiver of Breach. A waiver by the Company or Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party. Under no circumstances shall Executive be deemed to have waived any rights that are non-waivable under applicable law.
Section 19.07. Entire Agreement. This Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements among the parties, whether written or oral.

Section 19.08. Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.
Section 19.09. Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of California.
Section 19.10. Dispute Resolution.
(a)    The parties hereby agree that any controversy or claim arising out of or relating to this Agreement, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement, will be finally settled by binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Procedures and Rules (“AAA Rules”) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in Los Angeles, California, to the American Arbitration Association or any other recognized dispute resolution service provider, upon ten (10) days’ notice to the other party. The arbitration shall be held and conducted before a single arbitrator appointed in accordance with the AAA Rules, as such Rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.
(b)     The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this Agreement has been entered by the parties to rapidly and inexpensively resolve any disputes between them and that this Agreement will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.
(c)     As part of the arbitrator’s decision, the arbitration shall also determine which party is the prevailing party in such arbitration and which party is the non-prevailing party in such arbitration. The non-prevailing party in the arbitration shall pay, and if appropriate, reimburse the prevailing party for all fees and expenses of the arbitrator and the arbitration and all of the reasonable attorneys’ fees and expenses incurred by the prevailing party in connection with the arbitration; provided, however, that, if Executive is determined to be the non-prevailing party, with respect to the fees and expenses of the arbitrator and the arbitration, Executive shall be required to pay only a portion of the fees of the arbitrator that is equal to the filing fee Executive would have paid had Executive filed a lawsuit to resolve the dispute and Executive’s own attorneys’ fees and expenses, and the Company shall pay the balance of the fees and expenses of the arbitrator and the arbitration and all of the attorneys’ fees and expenses incurred by the Company in connection with the arbitration.
(d)     The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.
(e)    Executive acknowledges that, prior to the signing of this Agreement, Executive has had a sufficient opportunity to read and has read the AAA Rules.
(f)    Executive acknowledges that this Agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act, and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal or a jury determine such claims.
Section 19.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.
Parent:--------------------------------------------------------------Bank:
Hope Bancorp, Inc.------------------------------------------------Bank of Hope
By: /s/ Steven S. Koh ---------------------------------------By: /s/ Steven S. Koh
(Signed on April 27, 2017)-------------------------------------(Signed on April 27, 2017)
Name: Steven S. Koh--------------------------------------------Name: Steven S. Koh
Title: Chairman of the Board-----------------------------------Title: Chairman of the Board
By: /s/ Dale S. Zuehls ---------------------------------------By: /s/ Dale S. Zuehls
(Signed on April 27, 2017)--------------------------------------(Signed on April 27, 2017)
Name: Dale S. Zuehls--------------------------------------------Name: Dale S. Zuehls
Title: Director and Chair of the HRCC------------------------Title: Director and Chair of the HRCC

Executive:

/s/ Kevin S. Kim
Kevin S. Kim (Signed on April 27, 2017)

Exhibit A
Form of Release Agreement3
This RELEASE AGREEMENT (this “Release Agreement”) is dated as of __, 20__ and is entered into between Kevin S. Kim ( “Executive”), on the one hand, and Hope Bancorp, Inc., a Delaware corporation (the “Parent”) and Bank of Hope, a California state chartered bank (the “Bank”) (with the Parent and Bank being collectively referred to herein as the “Company”), on the other hand.
WHEREAS, the Company and Executive previously entered into a certain Second Amended and Restated Employment Agreement dated April 1, 2017 (the “Employment Agreement”);
WHEREAS, the Executive's employment with the Company has terminated effective __, 20__; and
WHEREAS, unless otherwise defined in this Release Agreement, all capitalized terms used in this Release Agreement shall have the meanings set forth in the Employment Agreement;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:
1.    General Release by Executive.
(a)Except for the “Excluded Company Obligations” (defined in Section 2 below), the Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release and discharge the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, and their respective representatives, attorneys, successors and assigns (collectively, the “Company Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands, actions, and causes of actions, whether known or unknown, suspected or unsuspected, concealed or hidden (collectively, the “Claims”), of any kind whatsoever, including, without limitation, all of the following: (i) any Claims arising out of or in connection with the Employment Agreement; (ii) any Claims arising out of the Executive’s employment or other service with the Company or any of its subsidiaries or affiliates; (iii) any Claims arising out of or in connection with the termination of Executive’s employment with, or his separation from, the Company or any of its subsidiaries or affiliates; (iv) any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit; (v) any Claims for any benefits arising from any ERISA benefit plan, workers’ compensation or disability; (vi) any other Claims arising out of any act committed or omitted during or after the existence of Executive’s employment or other service relationship with the Company or any of its subsidiaries or affiliates, all up through and including the date on which this Release Agreement is executed by the Executive, including, without limitation, any Claim arising in tort, contract or violation of applicable law; and (vii) any Claims under Title VII of the Civil Rights Act of 1964 (“Title VII”); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans With Disabilities Act of 1990 (“ADA”), 42 U.S.C § 12101 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the California Labor Code; the California Fair Employment and Housing Act (“FEHA”), Cal. Gov. Code § 12900 et seq.; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq. or any other health/safety laws, statutes or regulations; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the Internal Revenue Code; the California Family Rights Act (“CFRA”), Cal. Gov. Code § 12945 et seq.; including any amendments to or regulations promulgated under these statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance, which Executive had, now have, or may have in the future against each or any of the Company Releasees from the beginning of the world until and including the Execution Date.
(b)The release set forth in this Section 1 does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.
(c)Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company or any of its subsidiaries or affiliates.

2.    Excluded Company Obligations. Notwithstanding the provisions of Section 1 above, the Company and Executive acknowledge and agree that the release contained in Section 1 above does not, and shall not be construed to, release, discharge, eliminate, restrict or limit any of the following (“Excluded Company Obligations”):
(a)    the scope of any obligation of the Company to indemnify the Executive for his acts as an officer or director of Company, in accordance with the charter, bylaws of the Company, applicable law, the Employment Agreement or any other agreement,
(b)    the scope of any obligation of the Company to the Executive and his eligible, participating dependents or beneficiaries under any group welfare (excluding severance), equity, or retirement plan of the Company in which the Executive and/or such dependents are participants,
(c)    the rights, if any, of the Executive or any of the Executive’s affiliates, heirs, estate and beneficiaries, as a holder of any equity or debt securities of the Company,
(d)the obligations of the Company, and the rights and remedies of the Executive, under any Award Agreement entered into by the Executive and the Company,
(e)the obligations of the Company to pay and provide, and the right of the Executive to obtain and receive, and the remedies of the Executive to enforce such right to obtain and receive, any and all Accrued Benefits and Severance to which the Executive is entitled under the Employment Agreement,
(f)the duties and obligations of the Company under this Release Agreement, and the remedies of the Executive in the event the Company fails to perform or comply with any such duties and obligation, and
(g)the obligation of the Bank on any deposit obligations owing to the Executive.
3.    ADEA Release. Executive also expressly acknowledges and agrees that, in addition to the general and specific releases set forth in Section 1 above, Executive is waiving and releasing any and all rights or claims against the Company Releasees that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). Executive also expressly acknowledges and agrees that:
(a)In return for the releases set forth herein, Executive will receive consideration in addition to that which Executive was already entitled to receive before entering into this Release Agreement, including, without limitation, the Severance;
(b)Company has advised Executive to consult with an attorney before signing this Release Agreement;
(c)Executive has been given twenty-one (21) calendar days to consider this Release Agreement, or, in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), forty-five (45) days;
(d)In the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), Executive has been provided the information required by 29 U.S.C. §626(f)(1)(H);
(e)Executive is informed that Executive has seven (7) days following the date of execution of this Release Agreement by Executive in which to revoke in writing the release of claims under ADEA, understanding that this Release Agreement will not be effective or enforceable until this seven (7)- day revocation period has expired without Executive having exercised Executive’s right of revocation. If Executive does exercise Executive’s right to revoke the release of claims under the ADEA in writing within said seven (7)-day revocation period pursuant to this Section, then this Release Agreement shall be of no force or effect, and the Company shall not provide any of the Severance; and
(f)Executive understands that this Release Agreement must be returned to the Company within twenty-one (21) days, or, in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), forty-five (45) days, after it is received by Executive.

4.     General Release by the Company. Except for the “Excluded Executive Obligations” (defined in Section 5 below), the Company, on behalf of the Parent and the Bank and on behalf of their respective subsidiaries and affiliates, and their respective successors and assigns, does hereby release and discharge Executive, together with his representatives, heirs, attorneys, successors and assigns (together, the “Executive Releasees”), from and with respect to any and all claims, agreements, obligations, demands, actions, and causes of actions (collectively, the “Executive Claims”) that the Company has against Executive as of the date of execution of this Release Agreement by the Company, but in each case only those Executive Claims against Executive with respect to which the Company has actual or constructive knowledge, all up through and including the date on which this Release Agreement is executed by the Company (collectively, the “Company Known Claims”).
5.    Excluded Executive Obligations. Notwithstanding the provisions of Section 4 above, the Company and the Executive acknowledge and agree that the release contained in Section 4 above does not, and shall not be construed to, release, discharge, eliminate, restrict or limit any of the following (“Excluded Executive Obligations”):
(a)the scope of any obligation of Executive to cooperate in connection with the Company’s obligation to indemnify Executive for his acts as an officer or director of Company, in accordance with the charter, bylaws of the Company, applicable law, the Employment Agreement or any other agreement;
(b)the obligations of Executive, and the rights and remedies of the Company, under any Award Agreement entered into by Executive and the Company,
(c)the duties and obligations of Executive under the Employment Agreement arising after the date of execution of this Release Agreement by the Company, and the remedies of the Company in the event Executive fails to perform or comply with any such duties and obligations,
(d)the duties and obligations of Executive under this Release Agreement, and the remedies of the Company in the event Executive fails to perform or comply with any such duties and obligation,
(e)any claims, actions and causes of action that the Company has or may have against Executive with respect to which the Company did not have actual or constructive knowledge prior to the date of execution of this Release Agreement by the Company; and
(f)the obligations of Executive on any extensions of credit by the Company to Executive.
6.    Section 1542. The releases set forth in Sections 1, 3 and 4 above shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under such releases, known or unknown, suspected or unsuspected. In furtherance of this intention, each of Executive and Company acknowledges that each has been informed of the provisions of Section 1542 of the California Civil Code, and each of them does hereby expressly waive and relinquish all rights and benefits each of them has or may ever have had under that section, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Having been apprised of Section 1542, each of Executive and Company waives and relinquishes any right or benefit that each of them may have under Section 1542 of the Civil Code of the State of California. In connection with such waiver and relinquishment, each of Executive and Company acknowledges that each of them may hereafter discover claims or facts in addition to or different from those that each of them now knows or believes to exist with respect to Executive or the Company, as applicable, or the subject matter of the releases, but that it is the intention of each of them hereby fully, finally and forever to settle and release all of the matters, disputes and differences, known and unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed, between each of them, except as otherwise provided in such releases. In furtherance of this intention, the releases herein shall be and remain in effect as a full and complete general releases (except as otherwise provided in such releases) notwithstanding the discovery or existence of any such additional or different claims or facts.
7.    Absence of Complaints. Executive represents that, except for anonymous whistleblower complaints filed with the SEC or other similar regulatory agencies, Executive has not initiated, filed, or caused to be filed any Claims against any of the Company Releasees. Executive further agrees not to initiate, file, cause to be filed, or otherwise pursue any Claims, either as an individual on his own behalf, or as a representative, member or shareholder in a class, collective or derivative action and further agrees not to encourage any person, including any current or former employee of the Company Releasees, to file any kind of Claim against the Company Releasees. Executive, however, retains the right to challenge the validity of the waiver of Executive’s Claims under the ADEA set forth in Sections 3 of this Release Agreement.
8.    Non-Disparagement. Neither the Executive nor the Company will disparage the other party, or make any remarks or statements that could reasonably be construed as disparaging of the other party. The foregoing restriction shall not prohibit either party, directly or through his or its representatives, from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration or other legal proceedings relating to this Agreement; nor will it prohibit either party from defending or explaining outside of any such proceeding any violation by the other party of the foregoing restriction.
9.    Modifications or Alterations by Executive; Amendment; Waivers. This Release Agreement must be signed and returned to the Company by Executive without any modification or alteration by Executive. Any modification or alteration of any terms of this Release Agreement made by Executive when it is submitted or returned by Executive to the Company shall render this Release Agreement void in its entirety and this Release Agreement shall be of no force or effect, and Executive shall not be considered to have executed or delivered this Release Agreement to the Company or otherwise for any purpose. This Release Agreement may be modified or amended only by a writing signed by both the Company and Executive and no waiver of any provision in this Release Agreement shall be binding on any party unless such waiver is in writing and signed by such party.
10.    Miscellaneous. This Release Agreement shall be governed by, interpreted under and enforced, in accordance with the laws of the State of California, excluding such state’s conflict of laws principles. If any provision of this Release Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Release Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Release Agreement are declared to be severable. Except as otherwise specifically provided herein, this Release Agreement constitutes the entire agreement of the parties with respect to Executive’s employment with and separation from the Company, and supersedes all prior negotiations and all agreements, whether written or oral. This Release Agreement is binding on and enforceable against the heirs, successors and assigns of Executive and the Company. This Release Agreement is not and shall not be construed as an indication that the Company or Executive may have engaged in any wrongful conduct. This Release Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
11.    Certain Acknowledgments by Executive. Executive has read and understands this Release Agreement and voluntarily signs it without coercion, acknowledging that the benefits herein are adequate and the only consideration for this Release Agreement. Executive confirms that no promise or inducement not contained in this Release Agreement has been offered or made to cause Executive to sign this Release Agreement. In addition, Executive acknowledges that Executive was given twenty-one (21) days or, in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), forty-five (45) days, to consider this Release Agreement. If Executive signs and dates this Release Agreement and returns it to the Company before the expiration of such twenty-one (21) day period, or, in the case of a group termination as set forth in 29 U.S.C. §626(f)(1)(F)(ii), forty-five (45) days, then Executive acknowledges that Executive voluntarily chose to sign this Release Agreement without regard to that period. Executive hereby declares under penalty of perjury that all of the foregoing set forth in this Section is true and correct and acknowledges that the Company would not enter into this Release Agreement if any of the foregoing set forth in this Section is not true or correct.
12.    Whistleblower; Defend Trade Secrets Act. Notwithstanding anything to the contrary in this Release Agreement, Executive understands that nothing in this Release Agreement is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of Employer to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify Employer that he has engaged in any such communications or made any such reports or disclosures. Executive agrees, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that Executive may receive and fully retain any award from a whistleblower award program administered by a Government Agency. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal,

State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, notwithstanding anything to the contrary in this Release Agreement, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
This Release Agreement is executed by the Company and by Executive on the dates indicated below their signatures below.
Parent:
Hope Bancorp, Inc.
By:_____________________
Name:__________________
Title:    ___________________
Date of Signature: __________________

Bank:
Bank of Hope
By: ______________________
Name: ___________________
Title: ____________________
Date of Signature: __________________

Executive

________________________
Kevin S. Kim
Date of Signature: ___________________

Exhibit B
Definition of Change in Control

A “Change in Control” shall mean any transaction or series of related transactions as a result of which:
(a)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this definition; or
(b)Individuals who, as of the date hereof, constitute the Parent Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Parent Board; provided, however, that any individual becoming a director of the Parent subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Parent Board, providing for such Business Combination; or
(d)     Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.
For avoidance of doubt a transaction shall not constitute a Change in Control if its sole purpose is to change the state or jurisdiction of the Parent’s or the Bank’s incorporation.

B-1